Exhibit 21

LIST OF SUBSIDIARIES

Name	Jurisdiction	Ownership
Alpha Cognition Canada Inc.	British Columbia	100% owned by Alpha Cognition Inc.
Alpha Cognition USA Inc.	Texas	100% owned by Alpha Cognition Canada Inc.